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                        [LETTERHEAD OF HOWARD & HOWARD]              EXHIBIT (5)


                               December 27, 1995

D&N FINANCIAL CORPORATION
400 Quincy Street
Hancock, Michigan  49930

Attention:  Peter L. Lemmer


Greetings:

         We have acted as counsel to D&N Financial Corporation ("D&N") in connection with the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, registering shares of D&N Common Stock issuable upon merger pursuant to the Agreement and Plan of Reorganization, dated as of November 8, 1995, among D&N, D&N Bank, a Federal Savings Bank and Macomb Federal Savings Bank (the "Merger Agreement").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and conducted interviews with officers as we considered necessary or appropriate for the purpose of this opinion.

         It is our opinion that the D&N Common Stock, when issued as provided in the Merger Agreement, will be legally issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit (5) to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus/Proxy Statement forming a part of the Registration Statement.

         This opinion is rendered pursuant to Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the Securities and Exchange Commission and may not be used, quoted or referred to and/or filed with any other person without our prior written permission.


                                                 Very truly yours,

                                                 HOWARD & HOWARD ATTORNEYS, P.C.



                                                 David E. Riggs